Exhibit 99.1

Doral Financial Corporation Reports Financial Results for the

Quarter Ended December 31, 2011

Reports Net Income of $11.7 million for the Quarter

Continues to Exceed Well Capitalized Benchmarks

SAN JUAN, Puerto Rico – January 19, 2012 – Doral Financial Corporation (NYSE:DRL) (“Doral”, “Doral Financial” or the “Company”), the holding company of Doral Bank, with operations in Puerto Rico and the U.S., reported net income of $11.7 million for the quarter ended December 31, 2011, compared to a net loss of $30.2 million for the quarter ended September 30, 2011 and a net loss of $36.1 million for the quarter ended December 31, 2010.

For the year ended December 31, 2011, Doral reported a net loss of $10.7 million compared to a net loss of $291.9 million for the same period of 2010.

“Over the past year, Doral increased margins, reduced non-performing assets and lowered expenses, resulting in an increase in annualized earnings power of more than $100 million. As we report solid fourth quarter profits, we enter 2012 in a position to build on our success.” said Glen Wakeman, CEO and President of Doral Financial Corporation.

Fourth Quarter Highlights:

•

Increased net interest income $1.1 million from $48.3 million in the third quarter of 2011 to $49.4 million in the fourth quarter of 2011; net interest income increased $11.8 million compared to the fourth quarter of 2010.

•	Increased net interest margin by 7 basis points from 2.60% in the third quarter of 2011 to 2.67% in the fourth quarter of 2011.

•	Grew total net loans from the third quarter of 2011 by $145.9 million largely through growth in US commercial loans.

•	Decreased the provision for loan losses by $31.8 million from the third quarter of 2011.

•	Increased retail deposits by $53.9 million in the fourth quarter of 2011 while reducing total deposits rates by 16 basis points compared to the third quarter of 2011.

•	Improved income taxes as the Company recorded an $8.6 million income tax benefit mainly due to the release of the deferred tax assets reserves due to the profitability of the mortgage subsidiary.

•	Reporting Tier 1 leverage ratio of 9.13%.

Conference Call

Doral will be hosting an earnings call for interested parties at 10:00 a.m. Friday, January 20, 2012.

Call-in information is:

U.S. Participant Dial-In Number: (800) 288-8967

International Participant Dial-In Number: (612) 332-0335

Conference identification number: 233992

Digital replay:

U.S. Dial-In Number: (800) 475-6701

International Dial-In Number: (320) 365-3844

Conference identification number: 233992

FINANCIAL HIGHLIGHTS

•

Net income for the quarter ended December 31, 2011 totaled $11.7 million, compared to a net loss of $30.2 million for the third quarter of 2011 and a net loss of $36.1 million for the quarter ended December 31, 2010. Net loss for the year ended December 31, 2011 totaled $10.7 million, compared to a net loss of $291.9 million for the same period in 2010.

•

The Company reported net income attributable to common shareholders of $9.2 million and income per common share of $0.07 for the fourth quarter of 2011 compared to net loss attributable to common shareholders of $32.6 million and loss per common share of $0.26 for the third quarter of 2011, and net loss attributable to common shareholders and loss per share of $38.5 million and $0.30, respectively, for the fourth quarter of 2010. The Company reported net loss attributable to common shareholders and loss per share of $20.4 million and $0.16, respectively, for the year ended December 31, 2011 compared to a net loss of $274.4 million and loss per share of $2.96, respectively, for the same period in 2010.

•

Net interest income for the fourth quarter of 2011 was $49.4 million, an increase of $1.1 million compared to the third quarter of 2011, and an increase of $11.8 million when compared to the fourth quarter of 2010. Net interest margin for the fourth quarter of 2011 increased 7 basis points to 2.67%, compared to 2.60% for the third quarter of 2011. The improvement in net interest income of $1.1 million was driven by a decrease in interest expense of $1.5 million, which was partially offset by a decrease in interest income of $0.4 million. The decrease in interest expense was mainly due to: (i) a decrease of $1.6 million on interest expense on deposits as the Company has decreased the volume of higher cost brokered certificates of deposits with lower cost brokered money market deposits and (ii) lower interest rates on retail deposit product offerings. This decrease in interest expense was partially offset by a decrease in interest income, resulting from the $1.4 million decrease in interest income from mortgage backed securities as the average balance of the MBS portfolio decreased, partially offset by an increase in interest income on loans of $1.3 million due to the continued increase in commercial loans in the US.

•

Provision for loan and lease losses for the fourth quarter of 2011 was $9.9 million, a decrease of $31.8 million over the third quarter 2011 provision, and a decrease of $11.2 million from the provision recorded in the fourth quarter of 2010. The $9.9 million provision for loan and lease losses in the fourth quarter of 2011 resulted from provisions to recognize increased delinquencies of $3.9 million, updated valuations of existing impaired loans of $4.7 million, $1.1 million due to modeling assumptions, and $0.3 million due to growth in the US portfolio.

•

Non-interest income for the fourth quarter of 2011 of $25.3 million reflects a decrease of $4.3 million and $2.5 million compared to non-interest income of $29.6 million for the third quarter of 2011 and $27.8 million for the fourth quarter of 2010, respectively. The decrease in non-interest income when compared to the third quarter of 2011 was largely due to a decrease of $8.1 million in net gains on sales of investment securities available for sale as the Company had a significantly lower volume of sales during the fourth quarter of 2011 when compared to the third quarter of 2011, partially offset by a $3.6 million increase in insurance agency commissions as the insurance agency subsidiary earned $3.4 million during the fourth quarter of 2011 from the annual profit sharing distributions from the insurance carriers.

•

Non-interest expense for the fourth quarter of 2011 of $61.7 million decreased $2.3 million and $14.7 million for the quarters ended September 30, 2011 and December 31, 2010, respectively. The expense decrease in the fourth quarter of 2011 compared to the third quarter of 2011 was mainly driven by a decrease of $2.2 million in foreclosure expenses as short sales volume declined during the fourth quarter of 2011 and the Company recovered approximately $0.7 million in recoverable foreclosure expenses incurred on residential mortgages serviced for others that had been previously expensed.

•

Income tax benefit for the fourth quarter of 2011 of $8.6 million improved $10.9 million and $12.6 million compared with income tax expense of $2.3 million and $4.0 million in the third quarter of 2011 and the fourth quarter of 2010, respectively. The income tax benefit was mainly due to the release of deferred tax assets reserves due to profitability of the mortgage subsidiary.

•

Doral’s loan production for the fourth quarter of 2011 was $446.6 million, a decrease of $25.5 million compared to $472.1 million for the third quarter of 2011, and an increase of $21.2 million from $425.4 million for the fourth quarter of 2010. The U.S. commercial non-real estate loan production represents 50.2% of the loan production for the fourth quarter of 2011.

•

Doral reported total assets as of December 31, 2011 of $8.0 billion compared to $8.6 billion as of December 31, 2010. The decrease is mainly due to the sale of $1.4 billion of mortgage backed securities in 2011 and, amortization and prepayments of $286.9 million, partially offset by purchases of securities of approximately $905.4 million as well as a net growth in loans of $354.5 million. The net sales of mortgage backed securities were conducted pursuant to the Company’s strategy to substitute lower yielding securities with higher yielding loans.

•

Total deposits of $4.4 billion as of December 31, 2011, decreased $241.7 million, or 6.0%, from deposits of $4.6 billion as of December 31, 2010. The Company’s brokered deposits decreased $219.3 million while retail deposits decreased $22.4 million. This significant decrease in brokered deposits is the result of the Company’s strategy to reduce interest expense by reducing high cost brokered deposits.

•

Non-performing loans (“NPLs”), excluding FHA/VA loans guaranteed by the US government, as of December 31, 2011 were $580.8 million, an increase of $10.6 million from September 30, 2011 and a decrease of $46.6 million when compared to December 31, 2010. The increase in NPLs during the fourth quarter of 2011 was mainly related to residential mortgage loans and commercial real estate loans.

•

Fourth quarter 2011 charge-offs totaled $15.3 million compared to the third quarter 2011 charge-offs of $17.7 million and fourth quarter 2010 charge-offs of $17.3 million. Doral’s charge-off policy is to reduce the reported balance of a collateral dependent loan (a loan is collateral dependent when the liquidation of collateral is considered the likely source of repayment of a delinquent loan) by a charge to the allowance for loan and lease losses upon receipt of (i) a current market appraised value, or (ii) the portion of the difference considered uncollectible between (a) the loan balance before charge-off and (b) an internally generated estimate of the property value collateralizing the loan’s fair value.

•

The Company’s capital ratios continue to exceed the well-capitalized standards established by the federal banking agencies with ratios of Tier 1 Leverage of 9.13%, Tier 1 Risk-based Capital of 12.15% and Total Risk-based Capital of 13.43%. The Leverage, Tier 1 and Total Risk-based Capital Ratios exceeded the well-capitalized standards by $326.3 million, $365.2 million and $203.5 million, respectively.

Selected Financial Data

	Quarters ended			Year ended
(In thousands, except for share data)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Selected Income Statement Data:
Interest income	$89,738	$90,109	$92,333	$364,955	$401,521
Interest expense	40,377	41,862	54,726	178,722	240,917

Net interest income	49,361	48,247	37,607	186,233	160,604
Provision for loan and lease losses	9,914	41,698	21,102	67,525	98,975

Net interest income after provision for loan and lease losses	39,447	6,549	16,505	118,708	61,629
Non-interest income (loss)	25,338	29,627	27,820	122,386	(14,076)
Non-interest expenses	61,720	63,992	76,422	250,077	324,564

Income (loss) before income taxes	3,065	(27,816)	(32,097)	(8,983)	(277,011)
Income tax (benefit) expense	(8,599)	2,339	3,971	1,707	14,883

Net income (loss)	$11,664	$(30,155)	$(36,068)	$(10,690)	$(291,894)

Net income (loss) attributable to common shareholders(1)	$9,249	$(32,570)	$(38,483)	$(20,350)	$(274,418)

Net income (loss) per common share(2)	$0.07	$(0.26)	$(0.30)	$(0.16)	$(2.96)

Accrued dividends, preferred stock	$2,415	$2,415	$2,415	$9,661	$9,109
Preferred stock exchange premium, net	$—	$—	$—	$—	$26,585
Book value per common share	$3.80	$3.75	$4.01	$3.80	$4.01
Preferred shares outstanding at end of period	5,811,391	5,811,391	5,811,391	5,811,391	5,811,391
Weighted average common shares outstanding	127,403,734	127,293,756	92,657,003	127,321,477	92,657,003
Common shares outstanding at end of period	128,295,756	127,293,756	127,293,756	128,295,756	127,293,756
Selected Balance Sheet Data at Period End:
Total investment securities(3)	$597,652	$715,219	$1,550,094	$597,652	$1,550,094
Total loans, net(4)	6,138,645	5,992,707	5,784,188	6,138,645	5,784,188
Allowance for loan and lease losses (“ALLL”)	112,745	118,079	123,652	112,745	123,652
Servicing assets, net	112,303	112,704	114,342	112,303	114,342
Total assets	7,975,165	8,014,458	8,646,354	7,975,165	8,646,354
Deposits	4,394,716	4,349,476	4,636,418	4,394,716	4,636,418
Total borrowings	2,476,554	2,585,792	2,896,213	2,476,554	2,896,213
Total liabilities	7,135,011	7,185,146	7,784,159	7,135,011	7,784,159
Preferred equity	352,082	352,082	352,082	352,082	352,082
Common equity	488,072	477,230	510,113	488,072	510,113
Total stockholders’ equity	840,154	829,312	862,195	840,154	862,195
Selected Average Balance Sheet Data for Period End: (5)
Total investment securities	$696,724	$764,356	$1,498,631	$1,073,718	$2,215,613
Total loans(4)	6,193,359	6,036,775	5,916,549	5,993,411	5,894,546
Total interest-earning assets	7,337,641	7,373,540	8,054,794	7,567,062	8,765,849
Total assets	8,019,960	8,084,749	8,794,612	8,254,484	9,477,943
Total deposits	4,075,480	4,066,315	4,404,163	4,146,938	4,705,846
Total borrowings	2,514,450	2,589,762	2,937,105	2,690,705	3,534,294
Total interest-bearing liabilities	6,589,930	6,656,077	7,341,268	6,837,643	7,990,149
Preferred equity	352,082	352,082	352,082	352,082	410,616
Common equity	480,239	512,223	548,148	505,369	508,137
Total stockholders’ equity	832,321	864,305	900,230	857,451	918,753
Operating Data:
Loan production	$446,624	$472,068	$425,362	$1,763,792	$1,439,333
Loan servicing portfolio (6)	7,898,328	7,961,774	8,208,060	7,898,328	8,208,060

Selected Financial Data

	Quarters ended			Year ended
(In thousands, except for share data)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Selected Financial Ratios:
Performance:
Net interest margin	2.67%	2.60%	1.85%	2.46%	1.83%
Return on average assets	0.58%	(1.48)%	(1.63)%	(0.13)%	(3.08)%
Return on average common equity	7.64%	(25.23)%	(27.85)%	(4.03)%	(59.24)%
Efficiency ratio	82.04%	88.77%	123.63%	87.85%	119.73%
Capital:
Leverage ratio	9.13%	8.98%	8.56%	9.13%	8.56%
Tier 1 risk-based capital ratio	12.15%	12.47%	13.25%	12.15%	13.25%
Total risk-based capital ratio	13.43%	13.74%	14.51%	13.43%	14.51%
Asset quality:
Non-performing loans	$580,806	$570,161	$627,435	$580,806	$627,435
Non-performing assets	766,981	740,981	852,780	766,981	852,780
Total NPAs as a percentage of the loan portfolio, net (excluding GNMA defaulted loans) and OREO	12.59%	12.48%	14.88%	12.59%	14.88%
Total NPAs as a percentage of consolidated total assets	9.62%	9.25%	9.86%	9.62%	9.86%
Total NPLs (excluding FHA/VA guaranteed loans) to total loans (excluding GNMA defaulted loans and FHA/VA guaranteed loans)	10.01%	10.06%	11.63%	10.01%	11.63%
ALLL to period-end loans receivable (excluding FHA/VA guaranteed loans and loan on savings deposits)	1.93%	2.08%	2.29%	1.93%	2.29%
ALLL plus partial charge-offs and discounts to loans receivable (excluding FHA/VA guaranteed loans and loans on savings deposits)	4.50%	4.67%	4.02%	4.50%	4.02%
ALLL to total NPLs, (excluding FHA/VA and loans held for sale) at end of period	19.48%	20.79%	19.79%	19.48%	19.79%
ALLL plus partial charge-offs and discounts to non-performing loans (excluding NPLs held for sale)	31.98%	33.77%	32.36%	31.98%	32.36%
ALLL to net charge-offs on an annualized basis	186.37%	174.14%	186.48%	143.75%	106.51%
Provision for loan and lease losses to net charge-offs	65.02%	243.98%	126.26%	86.09%	85.25%
Annualized net charge-off’s to average loan receivable outstanding	1.02%	1.18%	1.18%	1.38%	2.07%
Recoveries to charge-offs	1.98%	3.17%	3.31%	2.06%	1.54%
Other ratios:
Average common equity to average assets	6.02%	6.34%	6.23%	6.13%	5.36%
Average total equity to average assets	10.43%	10.69%	10.24%	10.40%	9.69%
Tier 1 common equity to risk-weighted assets	6.22%	6.34%	6.95%	6.22%	6.95%

(1)	For the year ended December 31, 2010, includes $26.6 million related to the net effect of the conversion of preferred stock during the period indicated.
(2)

For the quarters ended December 31, 2011, September 30, 2011 and December 31, 2010 and the year ended December 31, 2011 and 2010, net income (loss) per common share represents the basic and diluted income (loss) per common share.

(3)	Excludes the FHLB stock, at cost amounting to $69.7 million, $74.4 million and $78.1 million as of December 31, 2011, September 30, 2011 and December 31, 2010, respectively
(4)	Includes loans held for sale.
(5)	Average balances are computed on a daily basis.
(6)

Represents the total portfolio of loans serviced for third parties. Excludes $4.4 billion, $4.4 billion and $4.4 billion of mortgage loans owned by Doral Financial at December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

FOURTH QUARTER PERFORMANCE DISCUSSION

Income Statement

Net Interest Income

	Quarters ended			Year ended
(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest Income
Loans	$83,292	$81,962	$78,709	$324,557	$318,576
Mortgage-backed securities and investment securities	4,098	5,457	10,208	30,061	69,785
Other	2,348	2,690	3,416	10,337	13,160

Total	89,738	90,109	92,333	364,955	401,521
Interest Expense
Deposits	18,609	20,235	27,631	88,286	110,838
Securities sold under agreement	2,880	2,881	9,520	21,119	52,654
Advances from FHLB	10,852	10,847	9,300	37,129	47,155
Notes payable	6,535	6,476	6,622	26,224	23,513
Loans payable	1,501	1,423	1,653	5,964	6,757

Total	40,377	41,862	54,726	178,722	240,917

Net Interest Income	$49,361	$48,247	$37,607	$186,233	$160,604

Interest rate spread	2.42%	2.35%	1.59%	2.21%	1.56%
Interest rate margin	2.67%	2.60%	1.85%	2.46%	1.83%

Fourth quarter 2011 vs. Third quarter 2011 – Net interest margin increased 7 basis points to 2.67%, compared to 2.60% for the third quarter of 2011 due to an improvement in net interest income of $1.1 million driven by a decrease in interest expense of $1.5 million and partially offset by a decrease in interest income of $0.4 million. The reduction in interest expense was mainly due to a decrease of $1.6 million on interest expense on deposits as the Company has decreased the volume of higher cost brokered certificates of deposits with lower cost brokered money market deposits and lower interest rates on its retail deposit product offerings. These decreases in interest expense were partially offset by a decrease in interest income, resulting from a $1.4 million reduction in interest income from mortgage backed securities due to the decrease in average balance of the MBS portfolio of $31.7 million, partially offset by an increase in interest income on loans of $1.3 million due to the continued growth in commercial loans in the US.

Fourth quarter 2011 vs. Fourth quarter 2010 – Net interest margin for the fourth quarter of 2011 increased 82 basis points to 2.67% from 1.85% for the quarter of December 31, 2010. The increase of $11.8 million in net interest income was due to a decrease in interest expense of $14.3 million partially offset by a decrease in interest income of $2.6 million. The decrease in interest expense is attributed to reductions of $6.6 million in interest expense on securities sold under agreements to repurchase and of $9.0 million in interest expense on deposits. Interest expense on securities sold under agreements to repurchase declined as the outstanding balance of securities sold under agreements to repurchase declined $734.5 million as Doral delevered. Deposits expense decreased as longer term high cost deposits renewed for like terms at lower rates, and also due to Doral’s aggressive lowering of deposit rates in 2011. The decrease in interest income was driven by a decrease in interest income on mortgage backed securities of $6.1 million from the sale of securities, partially offset by an increase of $4.6 million in interest on loans related to the growth of the U.S. commercial loans portfolio.

Year Ended December 31, 2011 vs. Year Ended December 31, 2010 – Net interest margin increased 63 basis points to 2.46% for the year ended December 31, 2011, compared to 1.83% for the same period in 2010. An increase of $25.6 million in net interest income was driven by a decrease in interest expense of $62.2 million and partially offset by a decrease in interest income of $36.6 million. The reduction in interest expense was mainly due to (i) a decrease in interest paid on securities sold under agreements to repurchase of $31.5 million due to the strategic restructuring of Doral’s FHLB borrowings during first and second quarter of 2011 to increase term to maturity and reduce rates, (ii) a decrease of $22.6 million in interest on deposits as the brokered deposits portfolio continued to decrease in size and interest rate as well as a reduction in interest rates of other interest bearing deposits, and (iii) a decrease of $10.0 million in interest on advances from FHLB. These decreases were partially offset by an increase in interest expense on notes payable of $2.7 million related to the $250.0 million debt issued under the CLO in July 2010. The decrease in interest income resulted mainly from a decrease in interest on mortgage backed securities of $39.7 million as Doral sold $1.4 billion of securities during 2011.

Credit Quality and the Allowance for Loan and Lease Losses

Doral’s loans receivable are subject to credit risk. Doral’s loan portfolio consists mostly of residential mortgage loans related to Puerto Rico real estate, commercial real estate, and construction and land, and US commercial loans and commercial real estate.

The following table summarizes the changes in the ALLL for the periods indicated:

	Quarters ended			Year ended
(In thousands)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Balance at beginning of period	$118,079	$93,472	$119,263	$123,652	$140,774
Provision for loan and lease losses	9,914	41,698	21,102	67,525	98,975
Losses charged to the ALLL	(15,558)	(17,651)	(17,285)	(80,083)	(117,916)
Recoveries	310	560	572	1,651	1,819

Balance at end of period	$112,745	$118,079	$123,652	$112,745	$123,652

Recoveries to charge-offs	1.98%	3.17%	3.31%	2.06%	1.54%
Annualized net charge-offs to average loans	1.02%	1.18%	1.18%	1.38%	2.07%
Provision to net charge-offs	65.02%	243.98%	126.26%	86.09%	85.25%

Historically, Doral reduced the reported balance of collateral dependent commercial, construction and land loans (a loan is collateral dependent when the loan collateral is considered the likely source of repayment of a delinquent loan) by recording a charge-off to the ALLL upon receipt of a current market appraised value. Beginning in the second quarter of 2011, Doral began charging off the portion of the difference between the loan balance before the charge-off and an internally generated estimate of fair value of the property collateralizing the loans considered uncollectible. The practice adopted in 2011 has accelerated the recognition of loss due to collateral value deterioration.

The following table summarizes key credit quality information for the periods indicated:

	ALLL plus partial charge-offs, credit related discounts and deferred fees, net as a % of:
	Loans(1)(2)(5)			Non-performing Loans(1)(3)(4)
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	September 30, 2011	December 31, 2010
Consumer:
Residential mortgage	3.78%	3.71%	3.14%	27.25%	29.94%	37.28%
Other consumer	13.71%	12.00%	11.26%	1,338.29%	1,025.91%	1,436.08%

Total consumer	3.90%	3.68%	3.28%	28.76%	31.41%	39.38%
Lease financing receivable	2.28%	1.49%	11.96%	351.16%	67.20%	139.14%

Commercial:
Commercial real estate	5.95%	7.33%	6.32%	23.20%	24.49%	23.89%
Commercial and industrial	0.79%	0.87%	1.15%	349.80%	259.29%	289.63%
Construction and land	16.84%	17.84%	9.37%	45.59%	44.25%	26.91%

Total commercial	5.32%	6.30%	5.37%	34.91%	35.83%	26.96%

Total	4.50%	4.67%	4.02%	31.98%	33.77%	32.36%

(1)        Loan receivable and NPL amounts are increased by the amount of partial charge-offs and discounts.

(2)       Reflects partial charge-offs, credit related discounts and deferred fees, net on loans receivable of $63.8 million, $56.5 million, $54.2 million in the residential mortgage portfolio; $35.8 million, $32.8 million and $21.1 million in commercial real estate; and $53.3 million, $62.7 million and $19.8 million in construction and land portfolios as of December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

(3)        Reflects partial charge-offs, credit related discounts and deferred fees, net on non-performing loans of $25.1 million, $23.4 million and $17.7 million in the residential mortgage portfolio; $31.0 million, $27.9 million and $19.6 million in commercial real estate; and $49.6 million, $58.9 million and $17.8 million in construction and land portfolios as of December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

(4)       Excludes $2.0 million, $2.2 million, $2.7 million of non-performing loans classified as held for sale as of December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

(5)        Excludes $95.1 million, $113.9 million and $187.5 million of FHA/VA guaranteed loans and $1.5 million, $1.9 million and $2.9 million of loans on saving deposits as of December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

The loans receivable gross portfolio increased $136.5 million, or 2.4%, while NPLs increased $10.6 million, or 1.9% and the ALLL decreased $5.3 million or 4.5% as of December 31, 2011 compared to September 30, 2011, respectively. Accordingly, the loans receivable and NPL modified coverage ratios (ALLL plus partial charge-offs and discounts as a percentage of loans receivable and NPLs, respectively) decreased 17 basis points and 179 basis points, respectively, over the same periods.

During the past several years, Doral has made significant strides in reducing its credit risk by discontinuing new construction lending in Puerto Rico in 2007, new commercial real estate and commercial and industrial lending in Puerto Rico in 2008, and significantly tightening its residential underwriting standards in 2009. As the loan portfolio seasons, the problem loans emerge and are addressed while performing loans require less provision. In 2010, Doral sold $139.0 million in unpaid principal balance of construction loans, further reducing its credit exposure. As the Company is able to improve its asset quality, it reduces its costs to reserve, maintain and sell low quality assets.

Provision and Allowance for Loan and Lease Losses

The following tables summarize the effect of provisions and net charge-offs on the allowance for loan and lease losses by portfolio for the periods indicated:

	Quarters Ended
	December 31, 2011				September 30, 2011				December 31, 2010
(In thousands)	Beginning Balance	Provision (Recovery)	Net Charge- offs	Ending Balance	Beginning Balance	Provision (Recovery)	Net Charge- offs	Ending Balance	Beginning Balance	Provision (Recovery)	Net Charge- offs	Ending Balance
Residential mortgage	$70,747	$3,058	$(8,912)	$64,893	$54,976	$22,331	$(6,560)	$70,747	$57,367	$6,156	$(7,249)	$56,274
Other consumer	4,780	1,084	(1,056)	4,808	5,212	1,134	(1,566)	4,780	6,416	1,109	(1,769)	5,756
Lease financing receivable	69	61	21	151	335	(310)	44	69	1,044	(577)	51	518
Commercial real estate	18,965	260	(2,705)	16,520	15,752	6,785	(3,572)	18,965	23,832	6,123	(30)	29,925
Commercial and industrial	8,052	799	(223)	8,628	6,046	2,059	(53)	8,052	4,866	1,509	(222)	6,153
Construction and land	15,466	4,652	(2,373)	17,745	11,151	9,699	(5,384)	15,466	25,738	6,782	(7,494)	25,026

Total	$118,079	$9,914	$(15,248)	$112,745	$93,472	$41,698	$(17,091)	$118,079	$119,263	$21,102	$(16,713)	$123,652

	Year ended
	December 31, 2011				December 31, 2010
(In thousands)	Beginning Balance	Provision (Recovery)	Net Charge- offs	Ending Balance	Beginning Balance	Provision (Recovery)	Net Charge- offs	Ending Balance
Residential mortgage	$56,274	$31,589	$(22,970)	$64,893	$51,743	$35,388	$(30,857)	$56,274
Other consumer	5,756	3,991	(4,939)	4,808	6,955	6,651	(7,850)	5,756
Lease financing receivable	518	(679)	312	151	1,383	251	(1,116)	518
Commercial real estate	29,925	5,697	(19,102)	16,520	21,954	25,043	(17,072)	29,925
Commercial and industrial	6,153	3,090	(615)	8,628	4,281	5,139	(3,267)	6,153
Construction and land	25,026	23,837	(31,118)	17,745	54,458	26,503	(55,935)	25,026

Total	$123,652	$67,525	$(78,432)	$112,745	$140,774	$98,975	$(116,097)	$123,652

The ALLL decreased $5.3 million compared to September 30, 2011 due to a $9.9 million provision, offset by net charge-offs of previously reserved loans of $15.2 million. The $9.9 million provision for loan and lease losses in the fourth quarter of 2011 resulted from provisions to recognize increased delinquencies of $3.9 million, updated valuations of existing impaired loans of $4.7 million, $1.1 million credit due to modeling assumptions, and $0.3 million due to growth in the US portfolio.

The provision for loan and lease losses for the fourth quarter of 2011, reflected a decrease of $11.2 million compared to the fourth quarter of 2010 and was primarily all in the Puerto Rico loan portfolios.

Non-Performing Assets

The following table sets forth information with respect to Doral Financial’s non-accrual loans, OREO and other NPA’s as of the periods indicated:

(In thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Non-performing consumer
Residential mortgage	$307,212	$294,283	$281,170
Other consumer	313	466	404

Total non-performing consumer, excluding FHA/VA	307,525	294,749	281,574
Lease financing receivables	43	104	415
Commercial real estate	172,852	163,007	194,186
Commercial and industrial	2,239	2,754	2,522
Construction and land	98,147	109,547	148,738

Total non-performing loans, excluding FHA/VA	580,806	570,161	627,435
OREO and repossessed units	121,204	103,123	100,348
Non-performing FHA/VA guaranteed residential	59,971	64,493	121,305
Other non-performing assets	5,000	3,204	3,692

Total non-performing assets	$766,981	$740,981	$852,780

Total NPAs as a percentage of the net loan portfolio, (excluding GNMA defaulted loans) and OREO	12.59%	12.48%	14.88%
Total NPAs as a percentage of consolidated total assets	9.62%	9.25%	9.86%
Total NPLs (excluding FHA/VA guaranteed loans) to total loans (excluding GNMA defaulted loans and FHA/VA guaranteed loans)	10.01%	10.06%	11.63%
Ratio of allowance for loan and lease losses to total NPLs (excluding FHA/VA guaranteed loans and loans held for sale) at end of period	19.48%	20.79%	19.79%

Loans past due 90 days and still accruing

(In thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Consumer loans	$568	$1,612	$1,995
Commercial and industrial	323	1,866	560
Government guaranteed residential mortgage loans	9,852	14,392	31,508

Total loans past due 90 days and still accruing	$10,743	$17,870	$34,063

Non-performing loans (excluding FHA/VA loans guaranteed by the US government) as of December 31, 2011 totaled to $580.8 million, an increase of $10.6 million from September 30, 2011.

During the fourth quarter of 2011 Doral adopted two banking industry practices for estimating when a loan is considered nonperforming. Previously, for loans whose terms were modified, Doral estimated that a residential loan returns to performing status upon receipt of three payments in accordance with the modified loan terms and placed the loan on probation for an additional three months in which missing a payment resulted in the loan immediately returning to nonperforming status. This convention was changed to estimating that a modified residential loan returned to performing status upon receipt of six consecutive payments in accordance with the modified terms. In addition, in previous periods Doral estimated that income recognition of residential mortgage loans was terminated when it became ninety days delinquent. In the fourth quarter of 2011 this convention was changed to estimating that income recognition is terminated when the residential mortgage loan reaches four payments past due. These changes resulted in an increase in non-performing loans reported as of December 31, 2011 of $4.3 million.

After consideration of the changes described, the increase in non-performing loans (excluding FHA/VA loans guaranteed by the US government) resulted from increases of $12.9 million in the residential mortgage portfolio and $9.8 million in the commercial real estate portfolio. The increase of $12.9 million for residential mortgages includes the $4.3 million impact from the two practices previously mentioned, and $8.6 from increases in mortgage loan delinquencies. These increases were partially offset by a reduction of $11.4 million on construction and land loans that were foreclosed during the fourth quarter of 2011 and are now recorded as OREO.

Non-performing assets, including non-performing loans, increased by $26.0 million, as of December 31, 2011 compared to September 30, 2011, and decreased $85.8 million compared to December 31, 2010. The increase in non-performing assets during the fourth quarter of 2011 compared to September 30, 2011 was mainly due to an $18.1 million increase in OREO, of which $9.6 million is from the construction and land portfolio and $7.1 million is from residential mortgages. Compared to December 31, 2010 the decrease in non-performing assets resulted mainly from a decrease in non-performing FHA/VA guaranteed loans of $61.3 million, partially offset by an increase of $20.9 million in OREO.

Non-Interest Income

	Quarters ended			Year ended
	December 31,	September 30,	December 31,	December 31,
(In thousands)	2011	2011	2010	2011	2010
Net other-than-temporary impairment losses	$(1,043)	$(3,161)	$(702)	$(4,290)	$(13,961)
Net gain on loans securitized and sold and capitalization of mortgage servicing	8,298	11,200	9,138	34,066	20,375
Servicing income:
Servicing fees	6,524	6,757	6,556	27,117	27,961
Late charges	1,948	1,999	3,126	7,467	10,110
Prepayment penalties	10	19	647	820	774
Other servicing fees	181	269	215	907	912
Interest loss on serial notes and others	(1,382)	(2,414)	(880)	(5,758)	(6,764)
Amortization and market valuation of servicing asset	(3,107)	(5,768)	(2,558)	(12,074)	(12,087)

Total servicing income	4,174	862	7,106	18,479	20,906
Trading activities:
Gain on IO valuation	438	3,415	41	7,481	8,811
Gain on MSR economic hedge	231	1,174	(399)	1,464	7,476
(Loss) gain on hedging derivatives	(1,017)	(2,692)	1,157	(5,110)	(2,611)

Net (loss) gain on trading assets and derivatives	(348)	1,897	799	3,835	13,676
Commissions, fees and other income:
Retail banking fees	6,566	6,571	7,313	27,211	28,595
Insurance agency commissions and other income	6,113	2,504	5,474	13,279	13,306
Other income	717	809	779	5,407	4,489

Total commissions, fees and other income	13,396	9,884	13,566	45,897	46,390
Net loss on early repayment of debt	—	—	(2,087)	(3,068)	(7,749)
Net gain (loss) on sale of investment securities available for sale	861	8,945	—	27,467	(93,713)

Total non-interest income (loss)	$25,338	$29,627	$27,820	$122,386	$(14,076)

Fourth quarter 2011 vs. Third quarter 2011 – Non-interest income of $25.3 million for the fourth quarter of 2011, reflected a decrease of $4.3 million when compared to non-interest income of $29.6 million for the third quarter of 2011. The decrease in non-interest income for the fourth quarter of 2011 when compared to September 30, 2011 was largely due to:

•

A decrease of $8.1 million in net gains on sale of investment securities available for sale as the Company sold $121.0 million of mortgage backed securities during the fourth quarter of 2011 compared to the impact of sales of $452.8 million during the third quarter of 2011.

•

A decrease of $2.9 million in net gains on loans securitized and sold and capitalization of mortgage servicing rights, which was mainly driven by a decrease of $2.4 million in net gains on sale of securities held for trading partially offset by an increase of $0.8 million in losses on sale of mortgage loans and deferred origination fees.

•

Net losses of $0.3 million on trading assets and derivatives compared to a $1.9 million gain in the third quarter of 2011. The fourth quarter decrease was mainly due to a decrease of $3.0 million in the IO valuation and a decrease of $0.9 million on the MSR economic hedge offset by a gain of $1.7 million on hedging activities.

•	An increase of $3.3 million in servicing income, which includes a $2.7 million decrease in the amortization of the servicing asset and a $1.0 million decrease of interest losses on serial notes.

•	An increase of $3.5 million in commissions, fees and other income resulting from the $3.4 million annual profit sharing distribution received by Doral Insurance from the insurance carriers.

•

An OTTI loss of $1.0 million, which decreased $2.1 million when compared to the third quarter of 2011. The OTTI loss is related to the residual interest held in a 2004 securitization of Doral originated mortgages.

Fourth quarter 2011 vs. Fourth quarter 2010 – The $2.5 million decrease in non-interest income in the fourth quarter of 2011 compared to the fourth quarter of 2010 was due to:

•

Net gains on trading assets and derivatives decreased $1.1 million due mainly to a $2.2 million loss on hedging derivatives. The negative variance was mostly due to a loss on hedging activities of $2.2 million offset by increases of $0.4 million and $0.6 million on IO valuation and the MSR economic hedge, respectively.

•

Servicing income decreased $2.9 million mostly due to a reduction of $1.8 million in late charges and prepayment penalties, respectively. The decrease was driven by the improvement of the collection efforts by the Company during 2011.

•

Net gains on loans securitized and sold and capitalization of mortgage servicing decreased $0.8 million mostly related to a $2.1 million in loss on sale of mortgage loans and deferred origination fees partially offset by a $1.9 million increase in net gains on sale of securities held for trading.

•	A reduction of $2.1 million on losses on early repayment of debt as the Company did not enter into transactions during the fourth quarter of 2011 that were subject to early repayment fees.

Year ended December 31, 2011 vs. Year ended December 31, 2010 – Non-interest income of $122.4 million for the year ended December 31, 2011 increased by $136.5 million when compared to the same period in 2010. The increase in non-interest income was mainly due to:

•

An improvement in gain on sale of investment securities available for sale of $121.2 million. During 2010, the Company reported a loss on sale of securities of $93.7 million driven by a loss of $136.7 million from the sale of $378.0 million of certain non-agency CMOs, partially offset by the sale of certain agency securities that generated net gains of $43.5 million. During 2011, the Company reported a gain on sale of investment securities of $27.4 million as a result of its deleveraging of the balance sheet.

•

An increase of $13.7 million on net gains on loans securitized and sold and capitalization of mortgage servicing, which was driven by an increase of $14.9 million in net gains on sales of securities held for trading and an increase of $1.9 million in capitalization of mortgage servicing assets partially offset by decreases of $1.2 million in origination and discount fees and $1.9 million in gain on sale of mortgage loans and deferred origination fees.

•

An improvement in OTTI of $9.7 million. During 2010, the deterioration in estimated future cash flows of certain non-agency CMOs resulted in an OTTI of $13.3 million. These securities were sold during the second quarter of 2010 and the unrealized loss in OCI was realized.

•

A $4.7 million decrease in net losses on early repayment of debt. During 2010 the Company recorded net losses on early repayment of debt of $7.7 million due to the early payment of securities sold under agreements to repurchase resulting from the previously mentioned sale of $378.0 million of certain non-agency CMOs and retirement of callable certificates of deposit.

•	Net gains on trading assets and derivatives decreased $9.8 million mainly due to decreases of $6.0 million and $2.5 million in losses on the MSR economic hedge and hedging derivatives, respectively.

•

A decrease of $2.4 million in servicing income mainly due to a decrease of $2.6 million in late charges and prepayment penalties partially offset by a decrease of $1.0 million in the interest loss on serial notes. The decrease was driven by the reduction in servicing volume of $309.7 million and improved performance of the portfolio decreased late fee charges.

Non-Interest Expense

	Quarters ended			Year ended
(In thousands)	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Compensation and benefits	$17,065	$16,992	$20,602	$73,431	$75,080
Professional services	11,029	11,355	10,680	40,360	53,902
FDIC insurance expense	2,867	3,296	4,173	14,316	19,833
Communication expenses	3,681	3,824	4,573	15,145	17,019
Occupancy expenses	4,972	4,958	5,096	19,056	17,658
EDP expenses	3,209	2,972	3,843	12,480	14,197
Depreciation and amortization	3,269	3,293	3,254	13,228	12,689
Taxes, other than payroll and income taxes	2,678	3,168	3,202	11,645	11,177
Advertising	1,142	1,097	1,368	4,985	8,917
Office expenses	871	1,075	1,498	3,978	5,490
Corporate insurance	1,374	1,235	1,648	5,669	5,664
Other	3,954	4,086	7,279	14,949	18,864

	56,111	57,351	67,216	229,242	260,490
OREO expenses and other reserves:
Other real estate owned expense	3,801	2,888	5,741	10,713	40,711
Foreclosure expenses	94	2,318	2,098	4,920	4,250
Reserve on claim receivable from LBI	—	—	—	—	12,359
Provisions for other credit related expenses	1,714	1,435	1,367	5,202	6,754

	5,609	6,641	9,206	20,835	64,074

Total non-interest expense	$61,720	$63,992	$76,422	$250,077	$324,564

Fourth quarter 2011 vs. Third quarter 2011 – Non-interest expense for the fourth quarter of 2011 of $61.7 million was down $2.3 million compared to the third quarter of 2011. The change was mainly driven by the following:

•

Foreclosure expenses improved by $2.2 million as: (a) there was a reduction in the volume of short sales, resulting in a decrease in related losses of $0.7 million, and (b) the Company recovered approximately $0.7 million in recoverable foreclosure expenses incurred on mortgage loans serviced for others that had been previously expensed.

•	A decrease of $0.5 million in taxes other than payroll and income taxes as the Company paid approximately $0.5 million in extraordinary property taxes during the third quarter of 2011.

•	A decrease of $0.4 million in FDIC insurance expense due to a lower deposit base and a change in the method of computing the assessment as prescribed by the regulator.

•

An increase of $0.9 million in OREO expenses. OREO expenses include a $1.1 million increase in the provision for OREO upon the receipt of recent appraisals, which was partially offset by a $0.1 million decrease in losses resulting from the sale of OREO.

Fourth quarter 2011 vs. Fourth quarter 2010 – The $14.7 million decrease in non-interest expense in the fourth quarter of 2011 compared to the same period in 2010 resulted largely from the following:

•	A decrease of $3.5 million in compensation and benefits driven by the initiatives to right size the Company.

•	Lower FDIC insurance expense of $1.3 million related to a lower deposit base and a change in the method of computing the assessment as prescribed by the regulator.

•

A decrease of $2.0 million in foreclosure expenses due to the Company recovered approximately $0.7 million in recoverable foreclosure expenses from mortgage loans serviced for others that had been previously expensed and the efforts made by the Company to improve bankruptcy and claims processes.

•

A decrease of $1.9 million in OREO expenses due to (a) a $2.0 million decrease in losses from the sale of OREO as the Company sold $3.4 million in OREO during the fourth quarter of 2011 compared to $12.4 million during the fourth quarter of 2010, and (b) a $0.5 million decrease in general expenses related to the maintenance of repossessed properties, partially offset by a $1.0 million increase in the provision for OREO upon the receipt of recent appraisals.

•

A decrease of $3.3 million in other expenses mainly due to (a) a $1.4 million decrease related to the reserve for the Company’s claim on Lehman Brothers, Inc. that was established in the second quarter of 2010, (b) a $1.4 million decrease in representation and warranty provision, and (c) a $0.4 million decrease related to efforts made by the Company to improve the management of banking cards and reduce fraud costs.

Year ended December 31, 2011 vs. Year ended December 31, 2010 – Non-interest expense of $250.1 million for the year ended December 31, 2011 was down $74.5 million or 23.0% when compared to the same period of 2010. The decrease in non-interest expense was mainly due to:

•

OREO expenses totaling to $10.7 million in 2011 compared to $40.7 million for the same period in 2010, a decrease of $30.0 million. Higher OREO expenses in 2010 were mainly related to an additional provision for OREO losses of $17.0 million established during the second quarter of 2010 to recognize the effect of management’s strategic decision to reduce pricing to stimulate property sales, market value adjustments driven by lower values of certain OREO properties, and higher maintenance costs to maintain the properties in saleable condition.

•

A decrease of $13.5 million in professional services was driven by lower defense litigation costs of $7.9 million, lower advisory services of $0.6 million related to the dissolution of Doral Holdings and Doral Holdings L.P., and lower advisory services of $7.0 million in 2011 compared to 2010 which were incurred during 2010 in relation to the sale of certain construction loans as well as expenses incurred for the Company’s participation in bidding for FDIC assisted transactions.

•	A decrease of $12.4 million in the reserve for the Company’s claim on Lehman Brothers, Inc. that was established in the second quarter of 2010. The claim was subsequently sold to a third party.

•	Lower FDIC insurance expense of $5.5 million related to a lower deposit base and a change in the method of computing the assessment as prescribed by the regulator.

Income Tax Expense

The Puerto Rico income tax law does not provide for the filing of a consolidated tax return; therefore, income tax expense on the Company’s consolidated statement of income is the aggregate income tax expense of Doral’s individual subsidiaries. Doral Money, Inc., a U.S. corporation, and the U.S. branches of Doral Bank, are subject to U.S. income tax on its income derived from all sources. Substantially all other of the Company’s operations are conducted through subsidiaries in Puerto Rico.

Fourth quarter 2011 reflected an income tax benefit of $8.6 million compared with a $2.3 million and $4.0 million income tax expense for the third quarter of 2011 and fourth quarter of 2010, respectively. The decrease in tax expense was mainly due to the release of a portion of the deferred tax asset as Doral Mortgage’s profitability increased significantly during 2011.

Income tax expense for the year 2011 was $1.7 million compared to $14.9 million in the year 2010. The decrease in income tax expense of $13.2 million is due mainly to the tax benefit recorded during the fourth quarter of 2011, as well as funding Doral Money lending activities by U.S. based funding sources and eliminating the withholding tax on debt payments from the U.S. based lending operations to the Puerto Rico based funding operations. Income tax expense also includes branch level interest tax of $0.2 million as a result of Doral Bank Puerto Rico operating as a U.S. Branch after the merger of Doral Bank FSB with Doral Bank. However, this represents a tax savings when compared to the past withholding tax on the debt payments from Doral Money to Doral Bank. Doral Bank may also be subject to branch profits tax in future tax years, but there was no branch profits tax in the current year as there was no dividend equivalent amount as a result of the merger transaction.

Balance Sheet

Doral’s assets totaled $8.0 billion at December 31, 2011, compared to $8.0 billion at September 30, 2011 and $8.6 billion at December 31, 2010. Total assets at December 31, 2011 decreased by $39.3 million when compared to September 30, 2011. This decrease was largely due to a reduction of $185.9 million in securities available for sale and $17.8 million in cash and due from banks and other interest earning assets. These decreases were partially offset by an increase of $145.9 million in loans net of allowance for loan and lease losses. The increase in loans is due to the continued growth of the U.S. commercial loans portfolio offset in part by a decrease in the Puerto Rico net loans outstanding.

Total liabilities were $7.1 billion at December 31, 2011, compared to $7.2 billion at September 30, 2011 and $7.8 billion at December 31, 2010. The $50.1 million decrease in total liabilities as of December 31, 2011, when compared to September 30, 2011, was due to decreases of $102.1 million in advances from the FHLB, $8.7 million in brokered deposits and $5.0 million on loans payable. These decreases were partially offset by a $53.9 million increase in retail deposits.

Loan Portfolio

(In thousands)	December 31, 2011	September 30, 2011	December 31, 2010
Loans held for sale
Conventional single-family residential	$106,359	$114,190	$119,290
FHA/VA guaranteed residential	187,579	174,700	172,216
Commercial loans to financial institutions	12,546	13,261	14,608
Commercial real estate	11,787	12,003	13,155

Total loans held for sale	318,271	314,154	319,269

Loans receivable
Consumer
Residential mortgage	3,345,077	3,372,836	3,463,459
FHA/VA guaranteed residential mortgage	95,062	113,884	187,473
Consumer loans	37,178	42,401	54,380

Total consumer	3,477,317	3,529,121	3,705,312
Lease financing receivables	7,410	6,297	4,807
Commercial real estate	843,268	818,606	786,023
Commercial and industrial	1,226,620	1,066,853	633,695
Construction and land	378,504	375,755	458,734

Loans receivable, gross	5,933,119	5,796,632	5,588,571

Less:
Allowance for loan and lease losses	(112,745)	(118,079)	(123,652)

Loans receivable, net	5,820,374	5,678,553	5,464,919

Total loan portfolio, net	$6,138,645	$5,992,707	$5,784,188

Doral’s loans receivable, gross portfolio consists primarily of residential mortgage loans (December 31, 2011 – 56.4%, September 30, 2011 – 58.2%, December 31, 2010 – 62.0%). Approximately 78.6%, 80.8% and 87.6% of the total loans receivable, gross portfolio is secured by real estate as of December 31, 2011, September 30, 2011 and December 31, 2010, respectively. The decrease in the percent of the portfolio collateralized by real estate is due to the increasing size of the syndicated loan portfolio (consisting of assigned interests in syndicated loans). The syndicated loan portfolio is generally secured by the general pledge of assets by the borrower. The total loan portfolio, net increased $145.9 million compared to September 30, 2011 and increased $354.5 million compared to December 31, 2010. The positive variance when compared to September 30, 2011 was mainly due to an increase of approximately $159.8 million in commercial and industrial loans in loans receivable, generally related to the purchase of assignments in the syndicated loans market in the U.S. operations, and an increase of $24.7 million in commercial real estate in loans receivable. This was partially offset by decreases in FHA/VA guaranteed residential in loans receivable of approximately $18.8 million and residential mortgages of $27.8 million. The increase of $354.5 million when compared to December 31, 2010 is mostly related to participation in syndicated commercial loans in the U.S. mainland.

Capital

Doral Financial’s stockholders’ equity totaled $840.1 million at December 31, 2011, compared to $829.3 million and $862.2 million at September 30, 2011 and December 31, 2010, respectively. The Company reported accumulated other comprehensive loss (net of tax) of $1.2 million, accumulated other comprehensive loss (net of tax) of $1.8 million and accumulated other comprehensive income (net of tax) of $4.2 million as of December 31, 2011, September 30, 2011 and December 31, 2010, respectively.

The Company’s regulatory prescribed capital ratios exceed the published well capitalized standards established in applicable banking regulations. As of December 31, 2011 the Tier 1 Leverage, Tier 1 Risk-based Capital and Total Risk-based Capital ratios were 9.13%, 12.15% and 13.43%, respectively which represents approximately $326.3 million, $365.2 million and $203.5 million of Tier 1 Leverage, Tier 1 Risk-based Capital and Total Risk-based Capital in excess of the published well-capitalized standards of 5%, 6% and 10%, respectively.

The following table provides the regulatory capital ratios for Doral Financial:

	December 31, 2011	September 30, 2011	December 31, 2010
Total Capital Ratio (Total capital to risk-weighted assets)	13.43%	13.74%	14.51%
Tier 1 Capital Ratio (Tier 1 capital to risk-weighted assets)	12.15%	12.47%	13.25%
Tier 1 Leverage Ratio	9.13%	8.98%	8.56%
Tier 1 common equity to risk weighted assets	6.22%	6.34%	6.95%

Refer to Non-Generally Accepted Accounting Principles in United States (“GAAP”) section for a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP).

Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables of this earnings release.

Tier 1 common equity to risk-weighted assets ratio

The Federal Reserve began supplementing its assessment of the capital adequacy of bank holding companies based on a variation of Tier 1 capital known as Tier 1 common equity in connection with the Supervisory Capital Assessment Program. Tier 1 common equity is considered to be a non-GAAP financial measure since it is not formally defined by GAAP and, unlike Tier 1 capital, is not a federal banking regulatory requirement.

Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing Doral’s capital position. This ratio is calculated by dividing Tier 1 capital less non-common equity items by risk weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements.

Tier 1 Common Equity Reconciliation

	December 31, 2011	September 30, 2011	December 31, 2010
Stockholders’ equity	$840,154	$829,312	$862,195
Plus (less): net unrealized losses (gains) on available for sale securities, net of tax	1,240	1,786	(4,163)
Less: preferred stock	(352,082)	(352,082)	(352,082)
Less: disallowed intangible assets	(11,230)	(16,051)	(16,440)
Less: disallowed deferred tax assets	(104,048)	(99,117)	(101,205)

Total tier 1 common equity	$374,034	$363,848	$388,305

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial Corporation may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings, tax legislation and tax rules, regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral Financial’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “target,” “goal,” and similar expressions and future or conditional verbs such as “would,” “should,” “could,” “might,” “can,” or “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral Financial’s control. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 which is available in the Company’s website at www.doralfinancial.com, as updated from time to time in the Company’s periodic and other reports filed with the SEC.

Institutional Background

Doral Financial Corporation is a bank holding company engaged in banking, mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank”), with operations in the mainland U.S. (New York metropolitan area and northwest region of Florida) and Puerto Rico, Doral Insurance Agency, Inc. (“Doral Insurance Agency”), and Doral Properties, Inc. (“Doral Properties”). Doral Bank in turn operates three wholly-owned subsidiaries: Doral Mortgage LLC (“Doral Mortgage”), engaged in residential mortgage lending in Puerto Rico, Doral Money, Inc. (“Doral Money”), engaged in commercial and middle market lending primarily in the New York metropolitan area, and CB, LLC, an entity formed to dispose of a real estate project of which Doral Bank took possession during 2005. Doral Money consolidates two variable interest entities created for the purpose of entering into a collateralized loan arrangement with a third party.

Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.

For more information contact:

Investor Relations:

Christopher Poulton, EVP

christopher.poulton@doralfinancial.com

212-329-3794

Media:

Lucienne Gigante

SVP Public Relations & Marketing

Lucienne.Gigante@doralbank.com

787-474-6298

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except for share data)	Unaudited December 31, 2011	Unaudited September 30, 2011	Audited December 31, 2010
Assets
Cash and due from banks	$330,758	$439,679	$355,819
Other interest-earning assets	158,488	67,319	156,607
Securities held for trading, at fair value	44,803	46,087	45,029
Securities available for sale, at fair value	483,189	669,132	1,505,065
Federal Home Loan Bank of NY stock, at cost	69,660	74,430	78,087

Total investment securities	597,652	789,649	1,628,181
Loans:
Loans held for sale, at lower of cost or market	318,271	314,154	319,269
Loans receivable, gross	5,933,119	5,796,632	5,588,571
Less: Allowance for loan and lease losses	(112,745)	(118,079)	(123,652)

Total net loans receivable	5,820,374	5,678,553	5,464,919

Total loans, net	6,138,645	5,992,707	5,784,188
Accounts receivable	36,426	32,814	28,704
Mortgage-servicing advances	61,795	57,190	51,462
Accrued interest receivable	38,352	35,810	38,774
Servicing assets, net	112,303	112,704	114,342
Premises and equipment, net	100,256	101,886	104,053
Real estate held for sale, net	121,153	103,043	100,273
Deferred tax asset	111,006	104,889	105,712
Other assets	168,331	176,768	178,239

Total assets	$7,975,165	$8,014,458	$8,646,354

Liabilities
Deposits:
Non-interest-bearing deposits	$296,303	$289,828	$276,173
Other interest-bearing deposits	1,940,605	1,893,149	1,983,092
Brokered deposits	2,157,808	2,166,499	2,377,153

Total deposits	4,394,716	4,349,476	4,636,418
Securities sold under agreements to repurchase	442,300	442,300	1,176,800
Advances from FHLB	1,241,583	1,343,698	901,420
Loans payable	285,905	290,866	304,035
Notes payable	506,766	508,928	513,958
Accrued expenses and other liabilities	263,741	249,878	251,528

Total liabilities	7,135,011	7,185,146	7,784,159
Commitments and contingencies
Stockholders’ Equity
Preferred stock	352,082	352,082	352,082
Common stock	1,283	1,273	1,273
Additional paid-in capital	1,222,983	1,221,946	1,219,280
Legal surplus	23,596	23,596	23,596
Accumulated deficit	(758,550)	(767,799)	(738,199)
Accumulated other comprehensive (loss) income, net of tax	(1,240)	(1,786)	4,163

Total stockholders’ equity	840,154	829,312	862,195

Total liabilities and stockholders’ equity	$7,975,165	$8,014,458	$8,646,354

DORAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarters ended			Year ended
	December 31,	September 30,	December 31,	December 31,
(In thousands, except for per share data)	2011	2011	2010	2011	2010
Interest income:
Loans	$83,292	$81,962	$78,709	$324,557	$318,576
Mortgage-backed securities	3,727	5,247	10,164	29,251	68,219
Interest-only strips	1,514	1,533	1,572	6,025	6,186
Investment securities	371	210	44	810	1,566
Other interest-earning assets	834	1,157	1,844	4,312	6,974

Total interest income	89,738	90,109	92,333	364,955	401,521
Interest expense:
Deposits	18,609	20,235	27,631	88,286	110,838
Securities sold under agreements to repurchase	2,880	2,881	9,520	21,119	52,654
Advances from FHLB	10,852	10,847	9,300	37,129	47,155
Notes payable	6,535	6,476	1,653	26,224	23,513
Loans payable	1,501	1,423	6,622	5,964	6,757

Total interest expense	40,377	41,862	54,726	178,722	240,917

Net interest income	49,361	48,247	37,607	186,233	160,604
Provision for loan and lease losses	9,914	41,698	21,102	67,525	98,975

Net interest income after provision for loan and lease losses	39,447	6,549	16,505	118,708	61,629
Non-interest income (loss):
Net credit related other than temporary impairment losses	(1,043)	(3,161)	(702)	(4,290)	(13,961)
Net gain (loss) on sale of investment securities available for sale	861	8,945	—	27,467	(93,713)
Net loss on early repayment of debt	—	—	(2,087)	(3,068)	(7,749)
Net gain on loans securitized and sold and capitalization of mortgage servicing	8,298	11,200	3,536	34,066	16,090
Retail banking fees	6,566	6,571	7,313	27,211	28,595
Servicing income (net of mark-to-market adjustments)	4,174	862	7,106	18,479	20,906
Net (loss) gain on trading assets and derivatives	(348)	1,897	6,401	3,835	17,961
Insurance agency commissions	2,693	2,504	2,383	9,859	10,130
Other income	4,137	809	3,870	8,827	7,665

Total non-interest income (loss)	25,338	29,627	27,820	122,386	(14,076)
Non-interest expenses:
Compensation and benefits	17,065	16,992	20,602	73,431	75,080
Professional services	11,029	11,355	10,680	40,360	53,902
Occupancy expenses	4,972	4,958	5,096	19,056	17,658
FDIC insurance expense	2,867	3,296	4,173	14,316	19,833
Communication expenses	3,681	3,824	4,573	15,145	17,019
Depreciation and amortization	3,269	3,293	3,254	13,228	12,689
EDP expenses	3,209	2,972	3,843	12,480	14,197
Taxes, other than payroll and income taxes	2,678	3,168	3,202	11,645	11,177
Corporate Insurance	1,374	1,235	1,648	5,669	5,664
Other	5,967	6,258	10,145	23,912	33,271

	56,111	57,351	67,216	229,242	260,490
Other provisions and other real estate owned expenses:
Foreclosure and other credit related expenses	1,808	3,753	3,465	10,122	11,004
Other real estate owned expenses	3,801	2,888	5,741	10,713	40,711
Provision on claim receivable from Lehman Brothers, Inc. (“LBI”)	—	—	—	—	12,359

Total non-interest expenses	61,720	63,992	76,422	250,077	324,564

Income (loss) before income taxes	3,065	(27,816)	(32,097)	(8,983)	(277,011)
Income tax (benefit) expense	(8,599)	2,339	3,971	1,707	14,883

Net income (loss)	$11,664	$(30,155)	$(36,068)	$(10,690)	$(291,894)

Net income (loss) attributable to common shareholders	$9,249	$(32,570)	$(38,483)	$(20,350)	$(274,418)

Net income (loss) per common share	$0.07	$(0.26)	$(0.30)	$(0.16)	$(2.96)